Exhibit 99.1

Ultra Petroleum Announces Second Quarter 2015 Results

HOUSTON, July 30, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the second quarter of 2015. Highlights include:

  Produced volumes of 70.5 Bcfe of natural gas and oil, an increase of 20% above year ago levels
  Generated operating cash flow(1) of $121.9 million for the quarter ended June 30, 2015
  Earnings of $32.1 million in the second quarter of 2015, or $0.21 per diluted share – adjusted(2)
  47 percent cash flow margin(4) for the second quarter of 2015

Second Quarter Results

Ultra Petroleum reported adjusted net income(2) of $32.1 million, or $0.21 per diluted share for the second quarter of 2015. Operating cash flow(1) was $121.9 million for the quarter ended June 30, 2015.

For the second quarter of 2015, production of natural gas and oil was 70.5 billion cubic feet equivalent (Bcfe). The company's production for the second quarter was comprised of 65.1 billion cubic feet (Bcf) of natural gas and 900.0 thousand barrels (Mbls) of oil and condensate.

During the second quarter of the year, Ultra Petroleum's average realized natural gas price was $3.33 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $2.52 per Mcf. The company's average realized oil and condensate price was $48.64 per barrel (Bbl).

Second quarter 2015 results included an unrealized, mark-to-market loss of $56.3 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

Year-to-Date Results

Ultra Petroleum reported adjusted net income(2) of $53.2 million, or $0.34 per diluted share for the first six months of 2015. Operating cash flow(1) was $233.3 million for the six months ended June 30, 2015.

For the six months ended June 30, 2015, production of natural gas and oil was 141.0 Bcfe. The company's production for the six months ended June 30, 2015 was comprised of 129.8 Bcf of natural gas and 1.9 million barrels of oil and condensate.

During the six months ended June 30, 2015, Ultra Petroleum's average realized natural gas price was $3.31 per Mcf, including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $2.68 per Mcf. The company's average realized oil and condensate price was $42.83 per Bbl.

Year-to-date 2015 results included an unrealized, mark-to-market loss of $48.8 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

"Our second quarter results highlight how we are continuing to create value by decreasing costs and maintaining margins in a low commodity price environment," commented Watford.

Wyoming - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 54 gross (36 net) Pinedale wells and placed on production 52 gross (34 net) wells.

The second quarter average initial production (IP) rate for new operated wells brought online was 8.6 million cubic feet equivalent (MMcfe) per day. Wyoming production reached an all-time record of 746.8 MMcfe per day during the quarter, while quarterly production averaged 722.6 MMcfe per day. Production is comprised of 690.3 million cubic feet per day of gas and 5,389 barrels per day of condensate. Total production during the second quarter was 65.8 Bcfe.

Year to date, Ultra Petroleum and its partners drilled 102 gross (67 net) Pinedale wells and placed on production 92 gross (63 net) wells. The company produced 128.2 Bcfe from Wyoming during the first six months of 2015.

The company continues to improve operational efficiency as well as realize decreased service costs as outlined in the table below. Average well costs have declined to $3.1 million during the second quarter of 2015, down 19% from 2014 average well costs of $3.8 million. Approximately 33% of the cost savings is related to productivity improvements and 67% is due to service cost reductions.

Pinedale Efficiency Gains
	Average Well Cost ($MM)	Spud to TD (Days)	Rig Release to Rig Release (Days)
FY 2014	$3.80	10.8	13.8
Q1 2015	$3.45	8.8	11.2
Q2 2015	$3.10	9.1	11.6

"With ongoing reductions in service costs and cycle times, Ultra has reduced its well costs by 19% in the first half of the year. Our second quarter performance is significantly ahead of our previous year-end target of $3.3 million per well. Our new goal is to drill each well for less than $3.0 million by year-end," stated Brad Johnson, Senior Vice President Operations.

The table below outlines the internal rates of return (IRR's) the company expects to realize in Pinedale for the remainder of the year. It details expected returns for well costs between $3.0 million and $3.5 million per well and Estimated Ultimate Recoveries (EURs) ranging from 4.0 to 6.0 Bcfe for wellhead prices of $3.50 per Mcf and $70 per barrel.

Pinedale IRR's
Well Cost (millions)	Reserve Size (Bcfe)
	6.0	5.0	4.0
$3.0	108%	72%	44%
$3.2	94%	63%	38%
$3.5	77%	51%	31%
	Economics at $3.50 per Mcf; $70 per barrel

Utah - Operational Highlights

During the second quarter, Ultra drilled 6 gross (6 net) wells while continuing to defer completions. Year to date in the Uinta, Ultra Petroleum drilled 19 gross (19 net) wells and placed on production 1 gross (1 net) well.

With the dramatic decline in oil prices, the company continues to preserve its future inventory of wells and is deferring completions in the Uinta. As previously planned, it released its one operated rig in early May. At the end of the quarter, there were 22 gross (22 net) wells drilled but not completed.

Ultra's production averaged 5,288 barrels of oil equivalent per day for the quarter.

In late May, the company successfully initiated injection of water into the pilot waterflood project.

Pennsylvania - Operational Highlights

The company averaged 20.8 MMcf per day of Marcellus production for the second quarter. Cumulative Pennsylvania production was 1.9 Bcf and 6.3 Bcf for the second quarter and first half of 2015, respectively. Net production was negatively impacted by 2.2 Bcf related to maintenance on a local pipeline that lasted 60 days with service being resumed by the end of the second quarter.

Liquidity

Of the $3.43 billion total debt outstanding at June 30, 2015, 80 percent of outstanding borrowings were comprised of long-term, fixed-rate debt with an average remaining term of 6.1 years and a 5.8 percent weighted average coupon rate. The company has $330.0 million of available liquidity under its $1.0 billion unsecured revolving credit facility.

The covenant for the $2.13 billion of outstanding debt at the subsidiary level, consisting of the senior credit facility and senior notes, is based upon a debt to trailing twelve month EBITDA ratio that is not to exceed 3.5 times. It was 2.7 times at the end of the second quarter of 2015.

There is a total of $1.30 billion of debt issued at the parent company level that is subject to an interest coverage ratio of EBITDA to interest required to be at least 2.25 times or greater. At the end of the second quarter 2015, it was 4.2 times.

Commodity Hedges

The company has in place fixed price natural gas swaps for the balance of 2015 of 78.1 Bcf at a weighted average price of $3.71 per Mcf. A majority of the swaps are in the third quarter of the year where it is estimated that approximately 85 percent of the company's natural gas production is hedged. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

The company's current hedge position is detailed in the table below:

NYMEX Natural Gas Swaps
	Q3 2015	Q4 2015	FY2015

Volume (Bcf)	58.4	19.7	78.1
$/Mmbtu	$3.50	$3.50	$3.50
$/Mcf	$3.71	$3.71	$3.71

Third Quarter and Full-Year 2015 Production Guidance

The company is increasing its full-year 2015 production guidance to 283 – 290 Bcfe. The mid-point of guidance represents a 15 percent annual production growth from 2014. It is expected that quarterly production for the remainder of the year will steadily increase building on second quarter volumes.

The following table details estimated production by region for full-year 2015 budget on the mid-point of the company's guidance range:

Region	Estimated Annual Production
Wyoming	91%
Pennsylvania	5%
Utah	4%

Third Quarter 2015 Price Realizations and Differentials Guidance

In the third quarter of 2015, the company's realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for oil and condensate is expected to be about 15 – 18 percent below the average NYMEX price.

Third Quarter 2015 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the third quarter of 2015 assuming a $2.85 per Mmbtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX oil price.

Costs Per Mcfe	Q3 2015
Lease operating expenses	$ 0.44 – 0.47
Production taxes	$ 0.26 – 0.28
Gathering fees	$ 0.29 – 0.31
Total lease operating costs	$ 0.99 – 1.06

Transportation charges	$ 0.28 – 0.30
Depletion and depreciation	$ 1.31 – 1.35
General and administrative – total	$ 0.05 – 0.07
Interest expense	$ 0.58 – 0.60
Total operating costs per Mcfe	$ 3.21 – 3.38

2015 Capital Investment Program Update

The company is increasing its planned capital expenditures to $500.0 million. The additional capital expenditures are due to additional drilling in Wyoming. The original budget called for 111 net wells. The current estimate is an increase of 27 to 138 net wells.

2015 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2015 and anticipates additional tax refunds during the year.

Conference Call Webcast Scheduled for July 30, 2015

Ultra Petroleum's second quarter 2015 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, July 30, 2015. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through August 13, 2015.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2015	2014	2015	2014
Volumes
Natural gas (Mcf)	129,844,804	107,285,281	65,140,439	53,993,106
Oil and condensate (Bbls)	1,851,124	1,416,893	900,008	758,844
Mcfe - Total	140,951,548	115,786,639	70,540,487	58,546,170

Revenues
Natural gas sales	$348,020	$500,111	$164,226	$228,573
Oil sales	79,286	122,250	43,772	67,490
Total operating revenues	427,306	622,361	207,998	296,063

Expenses
Lease operating expenses	53,896	43,972	27,785	22,959
LGS operating lease expense	10,323	10,153	5,162	5,076
Production taxes	37,079	50,525	17,184	24,594
Gathering fees	42,245	26,157	22,488	13,449
Total lease operating costs	143,543	130,807	72,619	66,078

Transportation charges	41,267	37,848	21,076	17,273
Depletion and depreciation	186,956	128,522	92,366	65,341
General and administrative	3,233	7,474	1,586	3,634
Stock compensation	2,829	1,029	836	(1,476)
Total operating expenses	377,828	305,680	188,483	150,850

Other (expense) income, net	(39)	2	(75)	50
Litigation expense	(4,401)	-	(736)	-
Interest expense, net	(85,287)	(54,362)	(42,619)	(27,294)
Deferred gain on sale of liquids gathering system	5,276	5,276	2,638	2,638
Realized gain (loss) on commodity derivatives	81,984	(46,245)	52,625	(37,291)
Unrealized gain (loss) on commodity derivatives	(48,765)	(14,130)	(56,271)	22,189
Income before income taxes	(1,754)	207,222	(24,923)	105,505

Income tax (benefit) provision - current	(1,745)	(541)	19	(544)
Income tax (benefit) provision - deferred	(527)	-	(269)	-

Net income	$518	$207,763	$(24,673)	$106,049

Deferred taxes	(527)	-	(269)	-
Litigation expense	4,401	-	736	-
Unrealized (gain) loss on commodity derivatives	48,765	14,130	56,271	(22,189)
Adjusted net income (2)	$53,157	$221,893	$32,065	$83,860

Operating cash flow (1)	$233,265	$346,168	$121,895	$145,086
(see non-GAAP reconciliation)
Weighted average shares (000's)
Basic	153,130	153,110	153,218	153,179
Diluted	154,737	154,915	153,218	155,007

Earnings per share
Net income - basic	$0.00	$1.36	($0.16)	$0.69
Net income - diluted	$0.00	$1.34	($0.16)	$0.68

Adjusted earnings per share(2)
Adjusted net income - basic	$0.35	$1.45	$0.21	$0.55
Adjusted net income - diluted	$0.34	$1.43	$0.21	$0.54

Cash flow per share(1)
Cash flow per share - basic	$1.52	$2.26	$0.80	$0.95
Cash flow per share - fully	$1.51	$2.23	$0.80	$0.94

Realized Prices
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$3.31	$4.28	$3.33	$3.61
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$2.68	$4.66	$2.52	$4.23
Oil liquids (Bbls), including realized gain (loss) on commodity derivatives	$42.83	$82.47	$48.64	$84.24
Oil liquids (Bbls), excluding realized gain (loss) on commodity derivatives	$42.83	$86.28	$48.64	$88.94

Costs Per Mcfe
Lease operating expenses	$0.38	$0.38	$0.39	$0.39
Operating lease expense	$0.07	$0.09	$0.07	$0.09
Production taxes	$0.26	$0.44	$0.24	$0.42
Gathering fees	$0.30	$0.23	$0.32	$0.23
Transportation charges	$0.29	$0.33	$0.30	$0.30
Depletion and depreciation	$1.33	$1.11	$1.31	$1.12
General and administrative - total	$0.04	$0.07	$0.03	$0.04
Interest expense	$0.61	$0.47	$0.60	$0.47
	$3.28	$3.12	$3.26	$3.06

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	10%	39%	12%	32%
Adjusted Operating Cash Flow Margin(4)	46%	60%	47%	56%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	June 30,	December 31,
	2015	2014
	(Unaudited)
Cash and cash equivalents	$5,381	$8,919
Outstanding debt
Bank indebtedness	670,000	518,000
Senior notes	2,760,000	2,860,000
	$3,430,000	$3,378,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$243,324	$346,651	$121,525	$171,076
Net changes in operating assets and liabilities and other non-cash items	(10,059)	(483)	370	(25,990)
Net cash provided by operating activities before changes in operating assets and liabilities	$233,265	$346,168	$121,895	$145,086

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended June 30, 2015.

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CONTACT: Sandi Kraemer, CPA, Director, Treasury and Financial Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com